UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*



                      Monmouth Real Estate Investment Corp.
                                (Name of Issuer)

                            Common Stock ($0.01 par)
                         (Title of Class of Securities)

                                    609720107
                                 (CUSIP Number)

                                February 27, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

      |X|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 609720107                  13G                    Page 2 of 6 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Palisade Capital Management, L.L.C.
     22-3330049
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
     N/A                                                         (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Jersey
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,257,253*
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,257,253*
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,257,253*
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A                                                                |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.64%*
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

IA
--------------------------------------------------------------------------------
* The shares of the Issuer beneficially owned by the reporting person are held on behalf of the reporting person's client in an account over which the reporting person has complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares.

CUSIP No. 609720107                  13G                    Page 3 of 6 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Palisade Concentrated Equity Partnership, L.P.
     22-3699993
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
     N/A                                                         (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Jersey
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,257,253
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,257,253
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,257,253
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A                                                                  |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.64%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            Monmouth Real Estate Investment Corp.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3499 Route 9N, Suite 3-C,
            Juniper Business Plaza, Freehold, NJ 07728.

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Palisade Capital Management, L.L.C.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            One Bridge Plaza, Suite 695, Fort Lee, NJ 07024

            ____________________________________________________________________

Item 2(c).  Citizenship:

             New Jersey

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock ($0.01 par value)

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            609720107

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |X|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          1,257,253

     (b)  Percent of class:

          9.64%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 1,257,253


          (ii)  Shared power to vote or to direct the vote N/A


          (iii) Sole power to dispose or to direct the disposition of 1,257,253


          (iv)  Shared power to dispose or to direct the disposition of N/A



Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      The shares of the Issuer beneficially owned by the reporting persons are held on behalf of the reporting persons' clients in accounts over which the reporting persons have complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No client account contains more than five percent of the class.

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         N/A

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         N/A

          ______________________________________________________________________

Item 10.  Certifications.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 March 7, 2003
                                 -------------
                                 Date

                                 Palisade Capital Management, LLC

                                 /s/ Steven E. Berman
                                 ------------------------
                                 Steven E. Berman, Member

                                 Palisade Concentrated Equity Partnership, LP
                                 By: Palisade Concentrated Equity Holdings, LLC,
                                        General Partner

                                 /s/ Steven E. Berman
                                 ------------------------
                                 Steven E. Berman, Member

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)



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